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                                 SERVICES AGREEMENT


     This Shared Services Agreement (this "Agreement") is entered into as of August 19, 1999 (the "Effective Date") by and between Carlson Restaurants Worldwide Inc., a Delaware corporation ("CRW"), and Carlson Companies, Inc. a Minnesota corporation ("CCI").

                                      RECITALS

     WHEREAS, CRW is issuing shares of Class A Common Stock, $0.01 par value per share ("Class A Common Stock"), to the public in an offering (the "Initial Public Offering") registered under the Securities Act of 1933, as amended;

     WHEREAS, CCI beneficially owns all of the issued and outstanding CRW Class B Common Stock, par value $0.01 per share ("Class B Common Stock");

     WHEREAS, CCI has heretofore directly or indirectly provided certain administrative, financial, management and other services to CRW or its Subsidiaries (as defined below);

     WHEREAS, on the terms and subject to the conditions set forth herein, CRW desires to retain CCI as an independent contractor to provide, directly or indirectly, certain of those services to CRW and its Subsidiaries after the Effective Date; and

     WHEREAS, on the terms and subject to the conditions set forth herein, CCI desires to provide, directly or indirectly, such services to CRW and its Subsidiaries.

                                     AGREEMENTS

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CCI and CRW, for themselves, their successors and assigns, hereby agree as follows:

                                     ARTICLE I

                                    DEFINITIONS

     Section 1.01. Definitions. As used in this Agreement, the following terms will have the following meanings, applicable both to the singular and the plural forms of the terms described:

     "CCI" has the meaning ascribed thereto in the preamble hereto.

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     "CRW" has the meaning ascribed thereto in the preamble hereto.

     "CRW Entities" means CRW and its Subsidiaries and "CRW Entity" shall mean any of the CRW Entities.

     "CRW Indemnified Person" has the meaning ascribed thereto in Section 4.05.

     "Actions" has the meaning ascribed thereto in Section 4.04.

     "Agreement" has the meaning ascribed thereto in the preamble hereto, as such agreement may be amended and supplemented from time to time in accordance with its terms.

     "Benefit Billing" has the meaning ascribed thereto in Section 3.01.

     "Benefits Services" has the meaning ascribed thereto in Section 3.05.

     "Change Notice" has the meaning ascribed thereto in Section 3.07.

     "Class A Common Stock" has the meaning ascribed thereto in the recitals to this Agreement.

     "Class B Common Stock" has the meaning ascribed thereto in the recitals to this Agreement.

     "Common Stock" means the Class B Common Stock, the Class A Common Stock and any other class of CRW capital stock representing the right to vote generally for the election of directors.

     "Customary Billing" has the meaning ascribed thereto in Section 3.01.

     "Effective Date" has the meaning ascribed thereto in the preamble to this Agreement.

     "Employee Welfare Plans" has the meaning ascribed thereto in Section
4.02.

     "Initial Public Offering" has the meaning ascribed thereto in the recitals to this Agreement.

     "CCI Entities" means CCI and Subsidiaries of CCI and "CCI Entity" shall mean any of the CCI Entities.

     "CCI Indemnified Person" has the meaning ascribed thereto in Section
4.03.

     "Pass-Through Billing" has the meaning ascribed thereto in Section 3.01.

     "Payment Date" has the meaning ascribed thereto in Section 3.06.

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     "Person" means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, government (and any department or agency thereof) or other entity.

     "Schedule I" means the first schedule hereto which lists the Services (other than Services relating to employee plan and benefit matters) to be provided by CCI to CRW and sets forth the related billing methodology.

     "Schedule II" means the second schedule attached hereto which lists the Services relating to employee plans and benefit arrangements to be provided by CCI to CRW and sets forth the related billing methodology.

     "Schedules" has the meaning ascribed thereto in Section 3.01.

     "SEC" means the United States Securities and Exchange Commission.

     "Service Costs" has the meaning ascribed thereto in Section 3.01.

     "Services" has the meaning ascribed thereto in Section 2.01.

     "Subsidiary" means, as to any Person, any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting capital stock or other voting ownership interests is owned or controlled directly or indirectly by such Person or by one or more of the Subsidiaries of such Person or by a combination thereof. Subsidiary, when used with respect to CCI or CRW, shall also include any other entity affiliated with CCI or CRW, as the case may be, that CCI and CRW may hereafter agree in writing shall be treated as a "Subsidiary" for the purposes of this Agreement. CRW shall not be deemed to be a Subsidiary of CCI for purposes of this Agreement.

     Section 1.02. Internal References. Unless the context indicates otherwise, references to Articles, Sections and paragraphs shall refer to the corresponding articles, sections and paragraphs in this Agreement and references to the parties shall mean the parties to this Agreement.

                                     ARTICLE II

                           PURCHASE AND SALE OF SERVICES

     Section 2.01. Purchase and Sale of Services. (a) On the terms and subject to the conditions of this Agreement and in consideration of the Service Costs described below, CCI agrees to provide to CRW, or procure the provision to CRW of, and CRW agrees to purchase from CCI, the services described in Schedules I and II (the "Services"). Unless otherwise specifically agreed by CCI and CRW, the Services to be provided or procured by CCI hereunder shall be substantially similar in scope, quality, and nature to those provided to, or procured on behalf of, the CRW Entities prior to the Effective Date.

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     (b)  It is understood that (i) Services to be provided to CRW under this
Agreement will, at CRW's request, be provided to Subsidiaries of CRW and (ii) CCI may satisfy its obligation to provide or procure Services hereunder by causing one or more of its Subsidiaries to provide or procure such Services. With respect to Services provided to, or procured on behalf of, any Subsidiary of CRW, CRW agrees to pay on behalf of such Subsidiary all amounts payable by or in respect of such Services.

     Section 2.02. Additional Services. In addition to the Services to be provided or procured by CCI pursuant to Section 2.01, if requested by CRW, and to the extent that CCI and CRW may mutually agree, CCI shall provide additional services (including services not provided by CCI to the CRW Entities prior to the Effective Date) to CRW. The scope of any such services, as well as the term, costs, and other terms and conditions applicable to such services, shall be as mutually agreed by CCI and CRW.

                                    ARTICLE III

                            SERVICE COSTS; OTHER CHARGES

     Section 3.01. Service Costs Generally. Schedules I and II hereto (collectively, the "Schedules") indicate, with respect to each Service listed therein, whether the costs to be charged to CRW for such Service or program are determined by (i) the customary billing method ("Customary Billing"),
(ii) the pass-through billing method ("Pass-Through Billing"), or (iii) a calculation of certain costs relating to employee benefit plans and benefit arrangements including CCI's reasonable and actual costs (including any contributions and premium costs and certain third-party expenses and allocations of certain CCI personnel expenses), generally in accordance with past practice, subject to Section 3.05 hereof, relating to participation by CRW employees in any of CCI's benefit plans ("Benefits Billing"); (iv) percent of savings achieved through volume purchasing ("Percent of Savings"); and (v) actuarially determined premiums ("Premiums"). The Customary Billing, Pass-Through Billing, and Benefits Billing Percent of Savings and Premiums methods applicable to Services provided to CRW, together with the unallocated general and administrative expense billing described in Section 3.05, are collectively referred to herein as the "Service Costs". CRW agrees to pay to CCI in the manner set forth in Section 3.06 the Service Costs applicable to each of the Services provided by CCI.

     Section 3.02. Customary Billing. The costs of Services determined by the Customary Billing method shall be comparable to the costs charged from time to time to other businesses operated by CCI for comparable services, which shall reflect CCI's cost, as determined by CCI from time to time and including the cost of capital, associated with the delivery of such Services.

     Section 3.03. Pass-Through Billing. The costs of Services determined by the Pass-Through Billing method shall be equal to the third-party costs and expenses incurred by CCI or any of its Subsidiaries on behalf of any CRW Entity. If CCI incurs costs or expenses on behalf of CRW or any of its Subsidiaries as well as other businesses operated by CCI, CCI will allocate any such costs or expenses in good faith between the various businesses on

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behalf of which such costs or expenses were incurred as CCI shall determine in the exercise of CCI's reasonable judgment. CCI shall apply usual and accepted accounting conventions in making such allocations and CCI or its agents shall keep and maintain such books and records as may be reasonably necessary to make such allocations. CCI shall make copies of such books and records available to any CRW Entity upon request and with reasonable notice.

     Section 3.04. Benefits Billing. (a) Prior to the Effective Date, certain employees of CRW participated in the following benefit plans sponsored by
CCI: health, dental, medical, short- and long-term disability and life insurance, and the Carlson Legacy Plan (collectively, the "CCI Plans"). On and after the Effective Date, CRW associates shall continue to be eligible to participate in the CCI Plans except for the Carlson Legacy Plan, subject to the terms of the governing plan documents as interpreted by the appropriate plan fiduciaries. On and after the Effective Date, subject to regulatory requirements and the provisions of Section 4.01 hereof, CCI will continue to provide Benefits Services to and in respect of CRW employees with reference to the CCI Plans as it administered the plans prior to the Effective Date.

     (b) The costs payable by CRW for Services relating to employee plans and benefit arrangements ("Benefits Services") may be charged on the basis of Customary Billing, Pass-Through Billing, or Benefits Billing. It is express intent of the parties that Services Costs relating to the administration of CRW employee plans and the performance of related Services will not exceed reasonable compensation for such Services. Costs associated with certain plans and programs identified in Schedule II will be paid through CRW funding and employee payroll deductions for such plans and programs. Benefit Services consists of those categories of Services which are more fully described on Schedule II attached hereto.

     (c) Each party to this Agreement may request changes in the applicable terms of or services relating to CCI Plans, approval of which shall not be unreasonably withheld; provided, however, that approval of changes in the terms of any of CCI Plans shall, after consultation with CRW, be in the sole discretion of CCI.

     (d) CCI and CRW agree to cooperate fully with each other in the administration and coordination of regulatory and administrative requirements associated with CCI Plans. Such coordination, upon request, will include (but is not limited to) the following: sharing payroll data for determination of highly compensated employees, providing census information (including accrued benefits) for purposes of running discrimination tests, providing actuarial reports for purposes of determining the funded status of any plan, review and coordination of insurance and other independent third party contracts, and providing for review of all summary plan descriptions, requests for determination letters, insurance contracts, Forms 5500, financial statement disclosures and plan documents.

     Section 3.05. Unallocated General and Administrative Services. In addition to the charges for the specific Services described in Schedules I and II, CRW shall pay to CCI, as an additional Service Cost, the fixed amount of $66,667 per month during the initial term and any extension of this Agreement for unallocated general and administrative services,

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including the cost of capital associated with the delivery thereof, which are provided by CCI to CRW and not otherwise identified to a specific Service under this Agreement.

     Section 3.06. Invoicing and Settlement of Costs. (a) CCI will invoice or notify CRW on a monthly basis (not later than the fifth day of each month), either directly or through CCI's intercompany billing system, in a manner substantially consistent with the billing practices used in connection with services provided to the CRW Entities prior to the Effective Date (except as otherwise agreed), of the Service Costs. In connection with the invoicing described in this Section 3.06(a), CCI will provide to CRW the same billing data and level of detail as it customarily provided to the CRW Entities prior to the Effective Date and as it customarily provides to other businesses operated by CCI and such other data for CRW's review as may be reasonably requested by CRW.

     (b) CRW agrees to pay on or before 30 days after the date on which CCI invoices or notifies CRW of the Service Costs after the Effective Date (or the next Business Day, if such day is not a Business Day) (each, a "Payment Date"), at CCI's option upon reasonable notice to CRW, through CCI's intercompany billing system or, if applicable, CCI's cash management systems, without set off, all amounts invoiced by CCI pursuant to paragraph (a) during the preceding calendar month (or since the Effective Date, in the case of the first Payment Date). If CRW fails to pay any monthly payment (except for legitimately contested invoiced amounts) within 90 days of the relevant Payment Date, CRW shall be obligated to pay, in addition to the amount due on such Payment Date, interest on such amount at the prime, or the prime lending rate quoted by the WALL STREET JOURNAL plus 3% per annum compounded monthly from the relevant Payment Date through the date of payment.

     Section 3.07. Amended Schedules. (a) Prior to September 30 of each year for so long as the relevant Services continue to be provided under this Agreement, CCI shall prepare and deliver to CRW updated versions of Schedules I and II (to the extent applicable), setting forth with respect to the Services described in such Schedules, any proposed changes in billing methodology and, to the extent available, the Service Costs estimated to be payable for such Services for the then current fiscal year. Except as CRW and CCI may otherwise agree, and except as specifically described in this Agreement (including the Schedules), the method of allocating and charging the costs reflected on Schedules I and II, and any updated versions of such schedules, shall be consistent with CCI's prior practices with respect to the allocation of costs for services to the CRW Entities immediately prior to the Effective Date; provided that if CCI changes the method of allocating and charging such costs to CCI businesses generally, such revised method shall also be applied to CRW and CRW shall be notified in writing preferably at least 90, but not less than 60, days in advance of implementing such revised method (a "Change Notice").

     (b) If a revised method of allocating and charging costs for particular Services would result in a significant increase in the amount of Service Costs that CRW would be obligated to pay under this Agreement as compared to those that would be payable were such method not revised, then, notwithstanding Article VI, CRW shall have the right during the 90-day period following receipt of CCI's Change Notice to terminate such Services upon written notice to CCI, and such termination shall be effective on the implementation date of the change in

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methodology. Such change in allocation method shall be deemed accepted by CRW if no such notice of termination is received by CCI during such 90-day period, and thereafter any termination shall be governed by the provisions of
Article VI. For purposes of this paragraph (b), a "significant increase" means, with respect to any amount, an aggregate increase of more than 10% over the prior year's cost for the affected Service (provided such increase is at least $100,000) without a corresponding increase in the quantity of services provided.

                                     ARTICLE IV

                                    THE SERVICES

     Section 4.01. General Standard of Service. Except as otherwise agreed with CRW or described in this Agreement, and provided that CCI is not restricted by contract with third parties or by applicable law, CCI agrees that the nature, quality, and standard of care applicable to the delivery of the Services hereunder will be substantially the same as that of the Services which CCI provides from time to time throughout its businesses; provided that in no event shall such standard of care be less than the standard of care that CCI has customarily provided to the CRW Entities with respect to the relevant Service prior to the Effective Date. CCI shall use its reasonable business efforts to ensure that the nature and quality of Services provided to CRW employees either by CCI directly or through administrators under contract shall be undifferentiated as compared with the same services provided to or on behalf of CCI associates under CCI Plans.

     Section 4.02. Delegation. Subject to Section 4.01 above, CRW hereby delegates to CCI final, binding, and exclusive authority, responsibility, and discretion to interpret and construe the provisions of the CCI Plans in which CRW has elected to participate and which are administered by CCI under this Agreement. CCI may further delegate such authority to plan administrators to:

     (i)    provide administrative and other services;

     (ii) reach factually supported conclusions consistent with the terms of the CCI Plans;

     (iii) make a full and fair review of each claim denial and decision related to the provision of benefits provided or arranged for under the CCI Plans, pursuant to the requirements of ERISA, if within sixty days after receipt of the notice of denial, a claimant requests in writing a review for reconsideration of such decisions. The Plan Administrator shall notify the claimant in writing of its decision on review. Such notice shall satisfy all ERISA requirements relating thereto; and

     (iv)   notify the claimant in writing of its decision on review.

     Section 4.03. Limitation of Liability. CRW agrees that none of CCI and its Subsidiaries and their respective directors, officers, agents, and employees (each, a "CCI Indemnified Person") shall have any liability, whether direct or indirect, in contract or tort or otherwise, to CRW for or in connection with the Services rendered or to be rendered by any

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CCI Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any CCI Indemnified Person's actions or inactions in connection with any such Services or transactions, except for damages which have resulted from such CCI Indemnified Person's gross negligence or willful misconduct in connection with any such Services, actions or inactions.

     Section 4.04. Indemnification of CCI by CRW. CRW agrees to indemnify and hold harmless each CCI Indemnified Person from and against any damages, and to reimburse each CCI Indemnified Person for all reasonable expenses as they are incurred in investigating, preparing, pursuing, or defending any claim, action, proceeding, or investigation, whether or not in connection with pending or threatened litigation and whether or not any CCI Indemnified Person is a party (collectively, "Actions"), arising out of or in connection with Services rendered or to be rendered by any CCI Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any CCI Indemnified Person's actions or inactions in connection with any such Services or transactions; provided that CRW will not be responsible for any damages of any CCI Indemnified Person that have resulted from (a) such CCI Indemnified Person's gross negligence or willful misconduct in connection with any of the advice, actions, inactions, or Services referred to above or
(b) the exercise by CCI of its authority, responsibility or discretion to interpret and construe the provisions of the CCI Plans pursuant to Section
4.02 hereof.

     Section 4.05. Indemnification of CRW by CCI. CCI agrees to indemnify and hold harmless CRW and its Subsidiaries and their respective directors, officers, agents, and employees (each, a "CRW Indemnified Person") from and against any damages, and will reimburse each CRW Indemnified Person for all reasonable expenses as they are incurred in investigating, preparing, or defending any Action, arising out of or in connection with the gross negligence or willful misconduct of any CCI Indemnified Person in connection with the Services rendered or to be rendered pursuant to this Agreement or the transactions contemplated hereby.

     Section 4.06. Further Indemnification. To the extent that any other Person has agreed to indemnify any CCI Indemnified Person or to hold a CCI Indemnified Person harmless and such Person provides services to CCI or any affiliate of CCI relating directly or indirectly to any employee plan or benefit arrangement for which Benefit Services are provided under this Agreement, CCI will exercise reasonable efforts (x) to make such agreement applicable to any CRW Indemnified Person so that each CRW Indemnified Person is held harmless or indemnified to the same extent as any CCI Indemnified Person or (y) otherwise make available to each CRW Indemnified Person the benefits of such agreement.

     Section 4.07. Reports. CCI shall provide or shall cause to be provided to CRW with data or reports requested by CRW relating to (i) benefits paid to or on behalf of CRW employees under CCI Plans, including but not limited to financial statements, claims history, and census information, and (ii) other information relating to the Services that is required to satisfy any reporting or disclosure requirement of ERISA or the Code. CCI will provide such information within a reasonable period of time after it is requested. The costs for reports which are substantially similar to reports prepared by CCI or on behalf of CCI generally for

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its businesses shall be billed as part of the Benefit Costs.  The cost for additional reports shall be billed as incremental costs in accordance with
Section 3.06.

                                     ARTICLE V

                                ADDITIONAL AGREEMENT

     Section 5.01. Notice. Unless otherwise agreed in writing by the parties, CRW agrees to provide CCI with at least two months prior written notice of any material change in the eligible CRW employees and retirees covered by any CCI Plan, and any change in the scope of Services to be provided by CCI with respect to such plans and arrangements. Notwithstanding the preceding sentence, if CRW provides CCI with less than two months notice of any such change and CCI is nonetheless able, with reasonable efforts, to effectuate such change with such shorter notice, then CCI shall implement the requested change.

                                     ARTICLE VI

                                TERM AND TERMINATION

     Section 6.01. Term. Except as otherwise provided in this Article VI or in Section 7.05 or as otherwise agreed in writing by the parties, this Agreement shall have an initial term of ten years from the Effective Date, and will be renewed automatically thereafter for successive one-year terms unless either CRW or CCI elects not to renew this Agreement upon not less than six months' written notice.

     Section 6.02. Termination. (a) After the initial ten-year term, CRW may from time to time terminate this Agreement with respect to one or more of the Services, in whole or in part, upon giving at least six months' prior notice to CCI.

     (b) This Agreement will be subject to early termination by either CRW or CCI upon six months' written notice if CCI owns less than fifty percent (50%) of the outstanding shares of Common Stock of CRW.

     (c) CCI may terminate any affected Service at any time if CRW shall have failed to perform any of its material obligations under this Agreement relating to such Service, CCI has notified CRW in writing of such failure, and such failure shall have continued for a period of 60 days after receipt of CRW of notice of such failure.

     (d) CRW may terminate any affected Service at any time if CCI shall have failed to perform any of its material obligations under this Agreement relating to such Service, CRW has notified CCI in writing of such failure, and such failure shall have continued for a period of 60 days after receipt by CCI of notice of such failure.

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     (e)  Each of CRW and CCI agrees that prior to exercising its rights under this Section 6.02 it will consult for a reasonable period with the other party in advance of such termination as to its implementation.

     (f) CRW may terminate any affected Service pursuant to Section 3.07(b) hereof.

     Section 6.03. Effect of Termination. (a) Other than as required by law, upon termination of any Service pursuant to Section 6.01 or Section 6.02, and upon termination of this Agreement in accordance with its terms, CCI will have no further obligation to provide the terminated Service (or any Service, in the case of termination of this Agreement) and CRW will have no obligation to pay any fees relating to such Services or make any other payments hereunder; provided that notwithstanding such termination, (i) CRW shall remain liable to CCI for fees owed and payable in respect of Services provided prior to the effective date of the termination; (ii) CCI shall continue to charge CRW for administrative and program costs relating to benefits paid after but incurred prior to the termination of any Service and other services required to be provided and payments required to be made after the termination of such Service and CRW shall be obligated to pay such expenses in accordance with the terms of this Agreement; and (iii) the provisions of Articles IV, V, VI and VII shall survive any such termination. All program and administrative costs attributable to CRW employees for CCI Plans that relate to any period after the effective date of any such termination shall be for the account of CRW.

     (b) Following termination of this Agreement with respect to any Service, CCI and CRW agree to cooperate in providing for an orderly transition of such Service to CRW or to a successor service provider. Without limiting the foregoing, CCI agrees to (i) provide, within 90 days of the termination, copies in a format designated by CCI, all records relating directly or indirectly to benefit determinations of CRW employees, including but not limited to compensation and service records, correspondence, plan interpretive policies, plan procedures, administration guidelines, minutes, or any data or records required to be maintained by law and (ii) work with CRW in developing a transition schedule.

                                    ARTICLE VII

                                   MISCELLANEOUS

     Section 7.01. Prior Agreements. In the event there is any conflict between the provisions of this Agreement, on the one hand, and provisions of prior services agreements among CCI or its Subsidiaries and any of the CRW businesses (the "Prior Agreements"), on the other hand, the provisions of this Agreement shall govern and such provisions in the Prior Agreements are deemed to be amended so as to conform with this Agreement.

     Section 7.02. Future Litigation and Other Proceedings. In the event that CRW (or any of its officers or directors) or CCI (or any of its officers or directors) at any time after the date hereof initiates or becomes subject to any litigation or other proceedings before any governmental authority or arbitration panel with respect to which the parties have no prior agreements (as to indemnification or otherwise), the party (and its officers and directors) that

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has not initiated and is not subject to such litigation or other proceedings shall comply, at the other party's expense, with any reasonable requests by the other party for assistance in connection with such litigation or other proceedings (including by way of provision of information and making available of employees as witnesses). In the event that CRW (or any of its officers or directors) and CCI (or any of its officers or directors) at any time after the date hereof initiate or become subject to any litigation or other proceedings before any governmental authority or arbitration panel with respect to which the parties have no prior agreements (as to indemnification or otherwise), each party (and its officers and directors) shall, at their own expense, coordinate their strategies and actions with respect to such litigation or other proceedings to the extent such coordination would not be detrimental to their respective interests and shall comply, at the expense of the requesting party, with any reasonable requests of the other party for assistance in connection therewith (including by way of provision of information and making available of employees as witnesses).

     Section 7.03. No Agency. Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the parties hereto or, except to the extent provided in Section 4.02, constitute or be deemed to constitute any party the agent or employee of the other party for any purpose whatsoever and neither party shall have authority or power to bind the other or to contract in the name of, or create a liability against, the other in any way or for any purpose.

     Section 7.04. Subcontractors. CCI may hire or engage one or more subcontractors to perform all or any of its obligations under this Agreement, provided that, subject to Section 4.03, CCI will in all cases remain primarily responsible for all obligations undertaken by it in this Agreement with respect to the scope, quality and nature of the Services provided to CRW.

     Section 7.05. Force Majeure. (a) For purposes of this Section, "force majeure" means an event beyond the control of either party, which by its nature could not have been foreseen by such party, or, if it could have been foreseen, was unavoidable, and includes without limitation, acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) and failure of energy sources.

     (b) Neither party shall be under any liability for failure to fulfill any obligation under this Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered, or delayed as a consequence of circumstances of force majeure, provided always that such party shall have exercised all due diligence to minimize to the greatest extent possible the effect of force majeure on its obligations hereunder.

     (c) Promptly on becoming aware of force majeure causing a delay in performance or preventing performance of any obligations imposed by this Agreement (and termination of such delay), the party affected shall give written notice to the other party giving details of the same, including particulars of the actual and, if applicable, estimated continuing effects of such force majeure on the obligations of the party whose performance is prevented or delayed. If such notice shall have been duly given, any actual delay resulting from such force majeure shall be deemed not to be a breach of this Agreement, and the period for performance of the

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obligation to which it relates shall be extended accordingly, provided that if force majeure results in the performance of a party being delayed for a period which causes a material and continuing impact on the conduct of the business of the other party (but in no event less than 14 days), such other party shall have the right to terminate this Agreement with respect to any Service effected by such delay forthwith by written notice.

     Section 7.06. Entire Agreement. This Agreement (including the Schedules constituting a part of this Agreement) and any other writing signed by the parties that specifically references this Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof.
This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     Section 7.07. Information. Subject to applicable law and privileges, each party hereto covenants and agrees to provide the other party with all information regarding itself and transactions under this Agreement that the other party reasonably believes are required to comply with all applicable federal, state, county and local laws, ordinances, regulations and codes, including, but not limited to, securities laws and regulations.

     Section 7.08. Confidential Information. CRW and CCI hereby covenant and agree to hold in trust and maintain confidential all Confidential Information relating to the other party. "Confidential Information" shall mean all information disclosed by either party to the other in connection with this Agreement whether orally, visually, in writing or in any other tangible form, and includes, but is not limited to, economic and business data, business plans, and the like, but shall not include (i) information which becomes generally available other than by release in violation of the provisions of this Section 7.08, (ii) information which becomes available on a non-confidential basis to a party from a source other than the other party to this Agreement provided the party in question reasonably believes that such source is not or was not bound to hold such information confidential, (iii) information acquired or developed independently by a party without violating this Section 7.08 or any other confidentiality agreement with the other party and (iv) information that any party hereto reasonably believes it is required to disclose by law, provided that it first notifies the other party hereto of such requirement and allows such party a reasonable opportunity to seek a protective order or other appropriate remedy to prevent such disclosure. Without prejudice to the rights and remedies of either party to this Agreement, a party disclosing any Confidential Information to the other party in accordance with the provisions of this Agreement shall be entitled to equitable relief by way of an injunction if the other party hereto breaches or threatens to breach any provision of this Section 7.08.

     Section 7.09. Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing will be duly given upon delivery, if delivered by hand, overnight receipted carrier, or mail, to the following addresses:

     (a)  If to CRW, to:

          Carlson Restaurants Worldwide Inc.
          7540 LBJ Freeway
          Dallas, Texas 75251
          Attention: General Counsel


     (b)  If to CCI, to:

          Carlson Companies, Inc.
          701 Carlson Parkway
          Minneapolis, MN 55459-8249
          Attention: Legal Department


          with a copy to:

          Carlson Hospitality Group Inc.
          701 Carlson Parkway
          Minneapolis, MN 55459-8214
          Attention: President and CEO


or to such other addresses or telecopy numbers as may be specified by like notice to the other parties.

     Section 7.10. Governing Law and Dispute Resolution. This Agreement shall be construed in accordance with and governed by the substantive internal laws of the State of Minnesota. If either party is not satisfied with the other party's performance of its obligations under this Agreement, a written description of the problem shall be provided to the executive financial management of the offending party by the executive financial management of the aggrieved party, and both parties shall use good faith efforts to resolve the problem before bringing any legal action.

     Section 7.11. Severability. If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid. Rather, the Agreement shall be construed as if not containing the particular invalid or unenforceable provision, and the rights and obligations of each party shall be construed and enforced accordingly.

     Section 7.12. Amendment. This Agreement may only be amended by a written agreement executed by both parties hereto.

     Section 7.13. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement.

     Section 7.14. Services to CCI. (a) CRW agrees to continue to participate in the Owners' Club Card and Friday's Gold Card programs.

     (b) CRW agrees to permit CCI and its Subsidiaries to display the trademarks and service marks owned by CRW or any of its Subsidiaries in CCI's publicity materials and for other similar purposes at no cost to CCI or its Subsidiaries and in a manner consistent with prior practice.

     Section 7.15. Year 2000 Readiness. (a) CRW and CCI agree that each will cooperate with the other and use its best efforts to ensure that the internal Critical Systems in its operations will be Year 2000 Compliant beginning December 31, 1999 and continuing from that date forward. A "Critical
System" means a system which, if it failed, would materially adversely affect a party's performance obligations under this Agreement.

     (b) Neither party represents or warrants to the other that systems external to its systems, such as the outside power grid, suppliers, transportation systems, and the like are Year 2000 Compliant, or that such external systems will not adversely affect such party's obligations or performance under this Agreement. Neither party shall be obligated to mitigate any damages resulting from year 2000 failures of such external systems.

     (c) "Year 2000 Compliant" means a system will not produce interruptions or errors processing date data for all dates to, through and after January 1, 2000, including leap years, when the Critical Systems are used with accurate date data in accordance with their documentation, provided all other systems (e.g., other software, firmware and hardware) used with a party's system properly exchange date data with such party's system.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives.

CARLSON RESTAURANTS WORLDWIDE INC.

By: /s/ Wallace B. Doolin
   ------------------------------------

Name: Wallace B. Doolin
Title: President and CEO

CARLSON COMPANIES, INC.


By: /s/ Martyn R. Redgrave
   -------------------------------------

Name: Martyn R. Redgrave
Title: Executive Vice President and CFO

                               Services Agreement

                                   Schedule I:

               Services (Excluding Benefit Plans and Arrangements)


---------------------------------------- -------------------------------------------------- --------------------------------
SERVICE                                  DESCRIPTION                                        BILLING METHODOLOGY
---------------------------------------- -------------------------------------------------- --------------------------------
IT-MIS Systems                           Workstation technical support and IT consulting    Customary
---------------------------------------- -------------------------------------------------- --------------------------------
Employee Communications                  Internal enterprise-wide employee communications   Pass-Through Billing
---------------------------------------- -------------------------------------------------- --------------------------------
Corporate HR Services                    Resume scanning and database tool; compensation    Customary
                                         consulting
---------------------------------------- -------------------------------------------------- --------------------------------
Corporate  Accounting                    External audit of shared services function;        Customary
                                         preparation of consolidated management reports;
                                         accounting policies and procedures
---------------------------------------- -------------------------------------------------- --------------------------------
Corporate Procurement and Strategic      Enterprise-wide procurement services (exclusive    Percent of savings
Sourcing                                 of Provisions-TM- services)
---------------------------------------- -------------------------------------------------- --------------------------------
Tax                                      Tax consulting and tax examination support         Customary
---------------------------------------- -------------------------------------------------- --------------------------------
Treasury and Cash Management             Debt, bank relationship, and investment            Customary
                                         management; cash concentration and management
                                         services
---------------------------------------- -------------------------------------------------- --------------------------------
Legal                                    Corporate legal support                            Customary
---------------------------------------- -------------------------------------------------- --------------------------------
Corporate Executive Meetings and         Corporate-wide executive management meetings and   Pass-Through Billing
Briefings                                briefings
---------------------------------------- -------------------------------------------------- --------------------------------
Accounts Payable                         Processing of purchase orders, invoices, and       Customary
                                         travel and entertainment expenses
---------------------------------------- -------------------------------------------------- --------------------------------
Financial Information Technology         Support of Oracle-TM- Financial Systems            Customary
---------------------------------------- -------------------------------------------------- --------------------------------
Accounting to Reporting                  Maintenance of General Ledger and accounting       Customary
                                         support
---------------------------------------- -------------------------------------------------- --------------------------------
Fixed Assets                             Fixed Asset accounting support                     Customary
---------------------------------------- -------------------------------------------------- --------------------------------
Order to Cash                            Accounts receivable system support and cash        Customary
                                         receipt processing
---------------------------------------- -------------------------------------------------- --------------------------------
Corporate Security                       Background checks and specialized security         Pass-Through Billing
                                         services
---------------------------------------- -------------------------------------------------- --------------------------------
Corporate Travel Services                Travel services; ticketing, travel expense         Customary and Pass-Through
                                         management and reporting, credit card management.  Billing
---------------------------------------- -------------------------------------------------- --------------------------------
Remote Network Access                    Access charges for remote computer users           Pass-Through Billing
---------------------------------------- -------------------------------------------------- --------------------------------
Risk Management and Insurance Services   Maintenance of risk management and insurance       Premiums for retained casualty
                                         program services                                   losses; Customary for all other
---------------------------------------- -------------------------------------------------- --------------------------------


                               Services Agreement

                                   Schedule II:

                          Benefit Plans and Arrangements


---------------------------------------- -------------------------------------------------- --------------------------------
SERVICE                                  DESCRIPTION                                        BILLING METHODOLOGY
---------------------------------------- -------------------------------------------------- --------------------------------
Benefit Plans and Benefit Trust          Administration of health and welfare benefit       Benefits Billing
Administration                           plans; consulting on plan design
---------------------------------------- -------------------------------------------------- --------------------------------